UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2014

VIOLIN MEMORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36069	20-3940944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Great America Parkway, Santa Clara, California		95054
(Address of principal executive offices)		(Zip Code)

(650) 396-1500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On August 27, 2014, Violin Memory, Inc. (“Violin”) entered into a Credit Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”), as administrative agent for the banks and other financial institutions or entities from time to time parties to the Agreement. The Agreement provides for loans of up to $40.0 million, of which $10.0 million consists of a term loan (the “Term Loan”) and $30.0 million represents a line of credit (the “Line of Credit”).

The Term Loan bears interest at a rate per annum equal to the sum of (i) the higher of (a) the Prime Rate and (b) the Federal Funds Effective Rate plus 0.50% (the “ABR”), plus (ii) 2.50%. The Term Loan is to be repaid in monthly installments of $277,777.77 beginning in October 2014 and ending in September 2017, subject to acceleration upon certain specified events of defaults.

Borrowings under the Line of Credit will bear interest at a rate per annum of either (a) the sum of (i) the Eurodollar Rate plus (ii) 5.00%, or (b) the sum of (i) ABR plus (ii) 2.00%. The Line of Credit will expire on September 1, 2017, subject to acceleration upon certain specified events of defaults.

Violin’s obligations under the Agreement are secured by a first priority security interest in substantially all of Violin’s assets.

The Agreement contains customary representations and warranties, as well as affirmative and negative covenants. The Agreement contains financial covenants, including covenants requiring Violin to maintain a minimum Consolidated Adjusted Quick Ratio and a minimum Consolidated Adjusted EBITDA. The Agreement also contains certain affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Agreement contains certain negative covenants, including restrictions on liens, indebtedness, fundamental changes, dispositions, restricted payments and investments.

Consolidated Adjusted EBITDA is defined in the Agreement with respect to the Company and its consolidated subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) consolidated net income, plus (ii) consolidated interest expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) without duplication of any amounts included in consolidated interest expense, other non-cash items reducing consolidated net income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by SVB in writing as an ‘add back’ to consolidated net income, minus (b) the sum, without duplication, of the amounts for such period of (i) other non-cash items increasing consolidated net income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income; provided that if the Company or any of its subsidiaries has made an acquisition or disposition of any businesses or assets during such period as permitted by the terms of the Agreement, Consolidated Adjusted EBITDA for such period shall be determined on a pro forma basis to give effect to such acquisition or any such disposition of any such businesses or assets, in any such case, in a manner acceptable to the Administrative Agent.

Consolidated Quick Ratio is defined in the Agreement as of the last day of any period, the ratio of (a) consolidated quick assets as of such day to (b) the sum of (i) consolidated current liabilities as of such day minus (ii) the aggregate amount of deferred revenue of the Company as of such day (to the extent included in consolidated current liabilities as of such day) plus (iii) the aggregate principal amount of all formula-based revolving loans outstanding as of such day.

In addition, pursuant to the Agreement, Violin agreed to issue SVB a warrant (the “Warrant”) to purchase 79,324 shares of Violin’s common stock, $0.0001 par value per share, at a price per share of $4.050. The Warrant will expire on August 26, 2019.

Item 1.02 Termination of a Material Definitive Agreement.

Effective August 25, 2014, Violin terminated its Loan and Security Agreement with Comerica Bank (“Comerica”) dated as of July 18, 2013, as amended (the “Comerica Loan Agreement”). The Comerica Loan Agreement provided Violin with a line of credit pursuant to which Violin was able to borrow up to 80% of its current US-based receivables or $7.5 million, whichever was lower. The line of credit was secured by Violin’s accounts receivable and collections and Violin’s intellectual property, and bore the interest rate of prime plus 1%.

The Loan Agreement was replaced by the Term Loan and Line of Credit with SVB described in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K, and was terminated in accordance with its terms and conditions. In connection with the termination of the Comerica Loan Agreement, all of Comerica’s security interests in the security were removed.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K describing the Warrants is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Violin Memory, Inc.

Date: August 27, 2014	By:	/s/ Cory J. Sindelar
Cory J. Sindelar, Chief Financial Officer